Exhibit 99

CoLucid Pharmaceuticals Announces 2015 Fourth Quarter and Year-End Results and Corporate Highlights

CAMBRIDGE, MA – March 2, 2016 – CoLucid Pharmaceuticals, Inc. (NASDAQ: CLCD) today reported financial and operating results for the fourth quarter and year ended December 31, 2015.

Corporate Highlights

During the fourth quarter, CoLucid announced that it had randomized over 50% of the anticipated 2,225 total migraine patients for SAMURAI, its first confirmatory phase 3 pivotal clinical trial for lasmiditan oral tablets for the acute treatment of migraine, and stated it expects to have the trial fully enrolled in the first half of 2016. At the enrollment mid-point, at least 80% of all migraine patients then enrolled in SAMURAI had multiple risk factors for cardiovascular disease, and the average age of the migraine patients enrolled in SAMURAI was 44 years old. SAMURAI is being conducted under a Special Protocol Agreement with the U.S. Food and Drug Administration (FDA). Patients completing the SAMURAI trial have been offered enrollment in the long-term open-label study of lasmiditan named GLADIATOR.

CoLucid submitted a Special Protocol Assessment (SPA) for its second confirmatory phase 3 pivotal clinical trial for lasmiditan oral tablets for the acute treatment of migraine named SPARTAN.  On February 29th, 2016 the FDA granted the company a Special Protocol-Agreement for SPARTAN.   SPARTAN is proposed as a global trial with the same primary and secondary endpoints previously agreed to in SAMURAI. SPARTAN is proposed to randomize 2,968 patients and enroll “All Comers,” patients enrolled will not have restrictions for any cardiovascular risk factors or conditions. Under SPARTAN, migraine patients will be randomized to either lasmiditan 50, 100 or 200 mg or placebo. The purpose of adding a lower dose (50 mg) is to establish the minimally effective dose of lasmiditan and provide for a potential subgroup analysis in smaller or elderly patients. SPARTAN is expected to begin enrollment in the first half of 2016 and to complete enrollment mid-2017. Migraine patients completing the SPARTAN trial will also be offered enrollment in GLADIATOR.

CoLucid, in collaboration with IMS Health, completed a real-world evidence-based retrospective study of migraine patients in a proprietary closed-payer dataset, the IMS PharMetrics Plus database. The purpose of the study was to estimate the current migraine market and treatment patterns, as well as to estimate the potential addressable population for lasmiditan oral tablets in those migraine patients with significant cardiovascular risk or conditions. The sample used for analysis was sufficiently robust so that findings could be projected to the U.S. insured population of 274 million.   The Framingham Heart Study, a longitudinal patient study that is a widely-accepted industry standard for defining and assessing cardiovascular risk factors in a U.S. population, was used to determine risk factors for Coronary Artery Disease (CAD). In particular, the study demonstrated that:

•	There are approximately 3.7 million adult patients diagnosed with migraine in the U.S. insured healthcare system.
•	Approximately 57% of the patients diagnosed with migraine and receiving treatment are 40 years and older.

•	Women between the ages of 40 and 49 are the largest age cohort for diagnosed and treated patients.
•	Migraine patients have a substantially increased rate of experiencing a coronary artery disease event compared to the general population (9.9% compared to 6.4%).
•	76%, or 2.8 million, of adult patients diagnosed with migraine have cardiovascular conditions or risk factors that contraindicate or warn against triptan use.
•	Triptan use is lower, and off-label use of opioids is disproportionately higher, in migraine patients with cardiovascular issues.

“We are very pleased with our progress at CoLucid during 2015, from securing over $92 million through equity financing and the initial public offering completed in May, to vigorous enrollment in SAMURAI and GLADIATOR,” said Thomas P. Mathers, Chief Executive Officer. “Both our interim enrollment and our collaboration with IMS Health confirm that a substantial majority of migraine patients have multiple risk factors for cardiovascular disease or some form of stable cardiovascular disease. These cardiovascular conditions put many migraine patients at high risk for a coronary artery disease event. Lasmiditan’s non-vasoconstrictive mechanism of action may be appropriate for the acute treatment of migraine patients with cardiovascular risk. More than half of all migraine patients in the U.S. health care payer system are untreated and the IMS Health data confirm a potential robust market opportunity for lasmiditan in these underserved patients.”

2015 Financial Results

The company ended 2015 with cash, cash equivalents, and investments of $64.5 million compared to $0.2 million at year-end 2014.   The increase was due to the net proceeds from the initial public offering which closed in May 2015 and the company’s Series C financing which closed in January 2015.  The company maintains its guidance to have cash on hand through mid-2017.

Research and development expenses were approximately $8.7 million in the fourth quarter of 2015 and $22.2 million for the full year ended December 31, 2015, compared to $0.4 million for the fourth quarter of 2014 and $1.2 million for the full year ended December 31, 2014. The increases in R&D expense were primarily due to the costs associated with the lasmiditan phase 3 clinical program, including the SAMURAI pivotal clinical trial which was initiated in April 2015, the GLADIATOR open-label clinical trial which randomized the first patient in October 2015, and the production and distribution of oral lasmiditan tablets for clinical supply.

General and administrative expenses were approximately $2.6 million in the fourth quarter of 2015 and $8.6 million for the full year ended December 31, 2015, compared to $0.2 million for the fourth quarter of 2014 and $1.1 million for the full year ended December 31, 2014.  The increases in G&A expense were primarily due to the support costs required to operate a public company in conjunction with the initial public offering in May 2015.  There were also $1.1 million in non-cash stock-based compensation charges incurred in the fourth quarter of 2015 and $3.9 million in the full year ended December 31, 2015.  There was less than $1,000 in non-cash stock based compensation expense in 2014.

Net loss attributable to common stockholders for the fourth quarter of 2015 was $11.2 million, or ($0.74) per share, compared to $0.6 million, or ($3.93) per share, for the fourth quarter of 2014.  Net loss attributable to common stockholders for the year ended December 31, 2015 was $38.5 million, or ($3.82) per share, compared to $3.0 million, or ($20.96) per share, for the year ended December 31, 2014.

About Lasmiditan

Lasmiditan has been designed to deliver efficacy for the acute treatment of migraine headaches in adults without the vasoconstrictor activity associated with previous generations of migraine therapies.  It selectively targets 5-HT1F receptors expressed in the trigeminal pathway.  Lasmiditan has been given the generic stem name “ditan,” which distinguishes it from other drug classes, including triptans, the current standard of care for migraine.

CoLucid is currently enrolling patients in SAMURAI, its first of two pivotal Phase 3 clinical trials. The objective of SAMURAI is to evaluate the safety and efficacy of lasmiditan (100 mg and 200 mg) in comparison to placebo two hours after dosing on freedom from migraine headache pain, which is the primary endpoint, and on freedom from the most bothersome associated symptom of migraine (nausea, phonophobia or photophobia), which is the key secondary endpoint.  SAMURAI is a randomized, double-blind, placebo-controlled parallel group study.  The study is expected to treat a single migraine in up to 1,483 migraine patients with lasmiditan at approximately 80 U.S. sites.  CoLucid expects patients will include those with migraine who have cardiovascular risk factors or cardiovascular disease and at the enrollment mid-point at least 80% of all migraine patients then enrolled in SAMURAI had multiple risk factors for cardiovascular disease. SAMURAI is being conducted under a Special Protocol agreement with the U.S. Food and Drug Administration. Lasmiditan is designed to address major unmet medical needs in patients who are poorly served by currently available therapies, including patients with cardiovascular risk factors or cardiovascular disease that may not be able to take triptans.

CoLucid is also currently enrolling patients in GLADIATOR, a Phase 3 long-term, open-label trial of lasmiditan. GLADIATOR’s objective is to evaluate the safety and efficacy of lasmiditan, as well as resource utilization, functional outcomes and disability. Migraine patients who complete CoLucid’s ongoing first Phase 3 pivotal trial, SAMURAI, as well as the Company’s second Phase 3 pivotal trial, scheduled to commence in the first half of 2016, will be eligible to enroll in GLADIATOR. GLADIATOR is expected to enroll up to a total of 2,580 subjects, who will be randomized to receive 100 mg or 200 mg of lasmiditan, and treated for up to eight migraine attacks per month for one year. Based on the results of GLADIATOR, CoLucid intends to build an appropriate safety database to support a New Drug Application (“NDA”) for lasmiditan. At the time of the NDA submission, it is anticipated that there will be more than 15,000 patient exposures to lasmiditan in the entire clinical program.

About Migraine

Migraine is the leading cause of disability among neurological disorders in the United States according to the American Migraine Foundation.  An estimated 36 million Americans suffer from migraine.  Migraine can be extremely disabling and costly, accounting for more than an estimated $20 billion in direct (e.g., doctor visits, medications) and indirect (e.g., missed work, lost productivity) expenses each year in the United States.

About CoLucid Pharmaceuticals, Inc.

CoLucid was founded in 2005 and is developing oral lasmiditan for the acute treatment of migraine headaches in adults and intravenous lasmiditan for the acute treatment of headache pain associated with migraine in adults in emergency room and other urgent care settings.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to CoLucid’s expectations for lasmiditan’s efficacy, clinical trial enrollment goals, the initiation of future clinical trials and anticipated cash usage. Actual enrollment results, use of cash and other developments may occur that differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that enrollment goals will not be met, trials may not be commenced or successful or may take longer to complete than anticipated, and projected cash needs and expected financial results may be different. More information about the risks and uncertainties faced by CoLucid are contained in its periodic reports filed with the Securities and Exchange Commission. CoLucid disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Thomas Mathers                                                    Hans Vitzthum

Chief Executive Officer                                         Managing Director

CoLucid Pharmaceuticals, Inc.                              LifeSci Advisors, LLC.

(857) 285-6494                                                      (212) 915-2568

CoLucid Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating expenses:
Research and development	$8,711	$350	$22,244	$1,169
General and administrative	2,588	216	8,637	1,141
Total operating expenses	11,299	566	30,881	2,310
Loss from operations	(11,299)	(566)	(30,881)	(2,310)
Other income (expense):
Interest income	70	—	142	1
Interest expense	—	—	—	(397)
Total other income (expense), net	70	—	142	(396)
Net loss before income tax expense	(11,229)	(566)	(30,739)	(2,706)
Income tax expense	—	—	—	(247)
Net loss and comprehensive loss	(11,229)	(566)	(30,739)	(2,953)
Gain on extinguishment of convertible stock	—	—	4,798	—
Accretion of redeemable preferred stock	—	—	(12,553)	—
Net loss attributable to common stockholders	$(11,229)	$(566)	$(38,494)	$(2,953)
Per common share information:
Net loss available to common stockholders, basic and diluted	$(0.74)	$(3.93)	$(3.82)	$(20.96)
Weighted-average common shares outstanding, basic and diluted	15,217,293	143,810	10,070,573	140,919

CoLucid Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands, except share data)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$27,978	$204
Marketable securities (less than 1 year)	36,530	—
Prepaid assets	809	23
Total current assets	65,317	227
Deferred financing costs	—	66
Marketable securities (more than 1 year)	—	—
Other assets	21	—
Total assets	$65,338	$293
Liabilities
Current liabilities:
Accounts payable	$1,649	$306
Accrued expenses	3,780	75
Convertible notes payable	—	200
Total current liabilities	5,429	581
Deferred revenue	1,500	1,500
Total liabilities	6,929	2,081
Commitments and contingencies
Stockholders’ equity (deficit)
Series A convertible preferred stock; $0.001 par value, 405,405 shares authorized and 381,158 issued and outstanding as of December 31, 2014 (liquidation preference of $24,255)	—	15,388
Series B convertible preferred stock; $0.001 par value, 712,530 shares authorized and 690,479 issued and outstanding as of December 31, 2014 (liquidation preference of $46,791)	—	34,891
Common stock, $0.001 par value; 270,000,000 shares authorized; 15,273,595 and 143,810 shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively	15	—
Additional paid-in capital	145,532	2,411
Accumulated other comprehensive income (loss)	(43)	—
Accumulated deficit	(87,095)	(54,478)
Total stockholders’ equity (deficit)	58,409	(1,788)
Total liabilities and stockholders’ equity (deficit)	$65,338	$293